Exhibit 10.1

KEY EXECUTIVE SEVERANCE AND CHANGE OF CONTROL AGREEMENT
THIS AGREEMENT (this “Agreement”), is made and entered into as of the ___ day of ______, 20__ (the “Effective Date”), by and among Adient plc (along with any successor thereto, the “Company”), Adient US LLC (along with any successor thereto, the “Employer”) and __________ (the “Executive”).
BACKGROUND
The Executive is employed by the Employer in a key executive capacity and the Employer desires to provide the Executive with certain compensation and benefits in the event the Executive’s employment with the Employer is terminated under certain circumstances, and to provide certain protections in the event of a change of control of the Company. In addition, the Executive possesses intimate knowledge of the business and affairs of the Company and its affiliates (the Company and all affiliates are collectively referred to herein as the “Company Group”) and has acquired certain confidential information and data with respect to the Company Group, which the Company desires to ensure is protected.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:
ARTICLE I
TERM
This Agreement shall become effective on the Effective Date and shall continue until the third anniversary thereof (the “Initial Term”). Thereafter, this Agreement shall renew automatically for successive one-year renewal periods unless and until any party provides written notice to the other parties of the intent not to renew this Agreement at least ninety (90) days prior to the end of the Initial Term or any subsequent one-year term. Non-renewal of this Agreement by any party shall not trigger payment of severance benefits under this Agreement. If this Agreement expires without severance benefits becoming payable hereunder, then the Executive will be eligible to receive severance benefits following the expiration of this Agreement pursuant to the Employer’s severance policy as then in effect.
Notwithstanding the foregoing, if a Change of Control (as defined below) occurs prior to the end of the Initial Term or any subsequent one-year term, then the term of the Agreement shall be extended automatically until the second anniversary of such Change of Control (the “Change of Control Period”). For purposes of this Agreement, a “Change of Control” shall have the meaning given in the Adient plc 2016 Omnibus Incentive Plan, or any successor or replacement plan thereto.

ARTICLE II
SEVERANCE BENEFITS
Section 2.01    Eligibility for Severance Benefits.
(a)Eligibility. If the Executive’s Separation from Service (as defined below) occurs due to (i) a termination by the Employer for reasons other than Cause (as defined below), death or disability, or (ii) a resignation for Good Reason (as defined below), and if the Executive complies with the requirements of Section 2.03, then the Executive shall be entitled to the benefits described in Section 2.02. For purposes hereof, if such a Separation from Service occurs during the Change of Control Period, then such separation is referred to as a “Change of Control Termination.”
(b)Definitions. For purposes of this Agreement:

i.
“Cause” shall mean any of the Executive’s (A) substantial failure (other than due to the Executive’s disability) or refusal to perform the essential duties and responsibilities of his or her job as required by the Employer, (B) material violation of any fiduciary duty owed to the Company Group, (C) conviction of, or entry of a plea of no contest with respect to (1) a felony or (2) a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, (D) dishonesty or theft in connection with the Company Group, (E) a material violation of any of the Company Group’s material rules or material policies applicable to the Executive, or (F) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Company Group or its employees. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall determine, in good faith and exercising reasonable judgment, whether Cause exists.

ii.	“Good Reason” shall mean the occurrence of one of the following events without the Executive’s written consent:

A.
Before or after the Change of Control Period: (1) a change in the principal geographic location at which the Executive must perform services to a location that is more than thirty (30) miles outside of the City of Detroit; [For CEO agreement only: or] (2) a material reduction to the Executive’s total cash compensation target or equity award value target; provided that a material reduction to any of the aforementioned will not give rise to a Good Reason if such material reduction is the result of a widespread reduction in compensation applied consistently to other peer executives [For agreements other than the CEO agreement: ; or (3) a change in the position to which the Executive reports].

B.
During the Change of Control Period, (1) an event described in [For agreements other than the CEO agreement: either] clause A.(1) [For agreements other than the CEO agreement: or A.(3)] above; (2) either (x) a material reduction to the Executive’s total cash compensation target or equity award value target from the levels in effect immediately prior to the Change of Control Period; or (y) the application of performance goals to the Executive’s incentive compensation awards for which the probability of attainment is materially more difficult than the probability of attainment applicable to the goals under the Company Group’s incentive plans as in effect immediately prior to the Change in Control; (3) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s authority, duties or responsibilities as in effect immediately prior to the Change of Control Period which represent a diminution of such duties, or any other action by the Company Group which results in a material diminution in such authority, duties or responsibilities; or (4) a material diminution of the duties or responsibilities of the Executive such that the position held is no longer commensurate with that of an [Executive’s current position at the Effective Date].

The Executive shall be considered to resign for Good Reason under Section 2.01(b)(ii)(A) or (B) only if the Executive provides, within ninety (90) days after the Good Reason event, a written notice to the Company in accordance with Section 5.02 specifying in reasonable detail the events or conditions causing Good Reason. Within thirty (30) days after receipt of such notice, the Company Group shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason resignation. If the Company Group does not cure such events or conditions within the thirty (30)-day period, the Executive’s resignation for Good Reason will be effective at the end of such thirty (30)-day cure period.

iii.
“Separation from Service” (or derivations thereof) shall have the meaning given in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

Section 2.02    Amount of Severance Benefits. Subject to the conditions of Sections 2.01 and 2.03, and the limitations described in Section 2.05, the Employer shall pay or provide the Executive with the following severance benefits:

(a)Salary Replacement Benefits. A cash payment equal to [For agreements other than the CEO agreement: one and one-half (1.5)] [For CEO agreement only: two (2.0)] times the Executive’s annual base salary, or, in the event of a Change of Control Termination, a cash payment equal to three (3.0) times the sum of (i) the Executive’s annual base salary and (ii) the Executive’s Average Bonus Amount.

For purposes hereof, the “Average Bonus Amount” means the average gross annual cash bonuses paid (or if earned, payable), to the Executive by the Employer in respect of the three fiscal years immediately preceding the fiscal year in which the Executive’s Separation from Service occurs; provided that if the Executive’s Separation from Service occurs [For already employed Executives: prior to September 30, 2019, then the Average Bonus Amount shall be the average of the annual cash bonuses paid (or if earned, payable) to the Executive in respect of the Company’s fiscal years ending after October 31, 2016, and prior to the Executive’s Separation from Service] [For newly hired Executives: prior to completing three full fiscal years of employment, then the Average Bonus Amount shall be the average of the annual cash bonuses paid (or if earned, payable) to the Executive in respect of the complete fiscal years of the Executive’s employment]; and provided further that, if the Executive has not completed one full fiscal year of employment with the Employer as of the date of his or her Separation from Service, then the Average Bonus Amount shall be the Executive’s annual target bonus amount as in effect on the date of Separation from Service. All annual bonus amounts used to determine the Average Bonus Amount shall be determined without regard to any mandatory or voluntary deferrals of such amounts.
(b)    Bonus. A cash payment of his or her annual bonus for the fiscal year in which the Separation from Service occurs, determined based on actual performance at the end of the applicable performance period, and prorated to reflect the length of employment during the performance period; provided that, in the event of a Change of Control Termination, the annual bonus will not be subject to proration.
(c)Benefits Replacement Payment. A cash payment equal to the monthly Employer contributions being made for the Executive’s medical, dental, vision, life insurance and disability coverages (based on the level of coverage in effect immediately prior to the Separation from Service), plus the monthly amount of Employer contributions that were being made to the Executive’s qualified and nonqualified retirement accounts immediately prior to the Separation from Service, plus the monthly amount the Executive was receiving under the Employer’s perquisite program immediately prior to the Separation from Service, plus the monthly payment the Employer paid on the Executive’s car lease immediately prior to the Separation from Service, multiplied by [For agreements other than the CEO agreement: 18] [For CEO agreement only: 24]; provided that in the event of a Change of Control Termination, the multiplier shall instead be 36. If any amounts described herein were determined on other than a monthly basis prior to the Executive’s Separation from Service, such amount will be converted into a monthly amount as determined in good faith by the Employer.
(d)Equity Awards. Unless an award agreement provides a more favorable result, the Executive’s equity awards shall vest on a prorated basis, based on the portion of the vesting or performance period, as applicable, which the Executive has completed at the time of the Executive’s Separation from Service, provided that all performance based awards shall vest at the end of the performance period only if and to the extent the performance goals thereunder are achieved.
Section 2.03    Additional Requirements to Receive Severance Benefits. In order to receive severance benefits, the Executive must: (a) execute a release in the form provided by the Employer within the time period specified in such release, and not revoke such release during the revocation period provided in such release; and (b) comply with all the terms and conditions of such release and the covenants set forth in Article III. If the Employer determines that the Executive has not fulfilled these requirements, or if the Committee determines after the Executive’s Separation from Service that the Executive (i) has engaged in conduct that constitutes Cause at any time prior to the Executive’s Separation from Service (and the facts underlying the Cause determination were not fully known to the Employer at the time of such Separation from Service), or (ii) has been convicted of or entered a plea of no contest with respect to a crime based on conduct which occurred prior to the Executive’s Separation from Service, then the Employer may discontinue the payment or provision of the severance benefits, and may require the Executive to repay any portion of the severance benefits already received under this Agreement upon written notice. The form of release provided by the Employer shall contain provisions that are typical for such releases and may contain the covenants set forth in Article III, but modified as the Employer deems reasonably necessary to ensure compliance with the maximum time, service, scope, geographic or other limitations, as the case may be, permitted by applicable laws.
Section 2.04    Payment. The cash severance benefits shall be paid in a single lump sum payment within ninety (90) days following the Executive’s Separation from Service, or shall be paid in such amounts during such period (not to exceed the number of months of continuation pay represented by the amount of the benefit following the Executive’s Separation from Service), as is determined in the sole discretion of the Committee. Notwithstanding the foregoing, no discretion as to the timing and form of payment is allowed for the amount of the cash severance benefits that exceed the lesser of (a) two times the Executive’s annualized compensation (as determined pursuant to Code Section 409A) for the calendar year preceding the year of Separation from Service, or (b) two times the compensation limit in effect under Code Section 401(a)(17) for the year in which the Separation from Service occurs; such amount shall be required to be paid in a lump sum within ninety (90) days following the Executive’s Separation from Service. The annual bonus amount payable pursuant to Section 2.02(b) shall be paid at the same time as bonuses would be payable under the applicable bonus or incentive plan or program. The equity awards that vest pursuant to Section 2.02(e) shall be paid or settled at the time provided in such awards. All payments under this Agreement are subject to applicable federal, state and local taxes and withholdings. In the event of the Executive’s death prior to receiving the full cash payment due to him or her, the remaining amount of such payment shall be paid to the Executive’s estate in a single lump-sum payment within thirty (30) days following the Executive’s death, to the extent practicable, or otherwise at the time when the Executive would have been entitled to the payment had the Executive survived.
Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by Code Section 409A, the payment of severance benefits hereunder shall be delayed until the six-month anniversary of the Executive’s Separation from Service. In such case, the accumulated amounts that were payable during such six-month period shall be paid in a lump sum after the end of such six-month period (or, if earlier, within thirty (30) days after the Executive’s death to the extent practicable, or otherwise at the time the Executive would have been entitled to the payment had the Executive survived).
Section 2.05    Limitation on Benefits. If any payment or distribution by the Company Group to or for the benefit of the Executive (whether paid or provided pursuant to the terms of this Agreement or otherwise) (the “Payments”) would subject the Executive to an excise tax under Code Section 4999, then the aggregate present value of the benefits provided to the Executive pursuant to this Agreement (the “Benefit Payments”) shall be reduced to an amount which maximizes the aggregate present value of Benefit Payments without causing any of the Payments to be subject to such tax by the Executive (the “Reduced Amount”); provided that the foregoing reduction shall not apply if the value of such Payments (after payment of all federal, state and local income taxes, federal employment taxes and the excise taxes due under Code Section 4999) would exceed the after-tax value of the Reduced Amount. If Benefit Payments are required to be reduced, then the Benefit Payments shall be reduced such that the economic loss to the Executive is minimized. All determinations required to be made under this Section 2.05 shall be made by a nationally recognized accounting or consulting firm selected by the Executive Vice President and Chief Human Resources Officer of the Company (or the equivalent) (the “Firm”). Any such determination by the Firm shall be binding upon the Employer, its successors and the Executive.
Section 2.06    Termination for Cause, Death, Disability and Voluntary Resignation. If the Employer terminates the Executive’s employment for Cause or if the Executive’s employment is terminated due to death, disability or voluntary resignation (that is not for Good Reason), then the Executive shall not be entitled to receive any severance benefits under this Agreement and shall be entitled only to those benefits that are legally required to be provided to the Executive. The Employer may withhold paying severance benefits and the Company may delay causing any equity awards to vest under this Agreement pending prompt resolution of any good faith inquiry that is likely to lead to a finding resulting in Cause.
Section 2.07    Offset to Severance Benefits. To the extent consistent with law, the Employer reserves the right to offset from any severance benefits due hereunder, the amount of any monies owed to the Company Group by the Executive or the value of Company Group property that the Executive has retained in his or her possession. Prior to such offset, the Company shall provide a written accounting to the Executive of the monies owed or the value of the property for which the offset applies.
ARTICLE III
RESTRICTIVE COVENANTS
Section 3.01    Confidential Information. The Executive agrees that, during his or her employment with the Employer and at all times thereafter, the Executive shall hold for the benefit of the Company Group all secret or confidential information, knowledge, or data relating to the Company Group and their respective businesses (“Confidential Information”), which shall have been obtained by the Executive during the Executive’s employment by the Employer or during his or her consultation with the Company Group after his termination of employment, and which is not public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good faith performance of his or her duties for the Company Group, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than the Company Group and those designated by it. Nothing in this Section 3.01 is intended or shall be construed to limit in any way Section 3.02.

Section 3.02    Trade Secrets. During employment with the Employer, the Executive shall preserve and protect Trade Secrets (as defined below) of the Company Group from unauthorized use or disclosure, and after termination of such employment, the Executive shall not use or disclose any Trade Secret of the Company Group until such time as that Trade Secret is no longer a secret as a result of circumstances other than a misappropriation involving the Executive. For purposes of this Agreement, “Trade Secret” means information of the Company Group, including a formula, pattern, compilation, program, device, method, technique, or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts by the Company Group to maintain its secrecy that are reasonable under the circumstances.
Section 3.03    Non-Competition. The Executive agrees that, while the Executive is employed by the Employer and for the longer of (a) twelve (12) months after the Executive’s termination of employment for any reason or (b) if the Executive experiences a Separation from Service entitling him or her to severance benefits, eighteen (18) months after such Separation from Service (the “Restricted Period”), the Executive shall not, except as permitted by the Company’s prior written consent, in any capacity in which Confidential Information or Trade Secrets of the Company Group would reasonably be regarded as useful, engage in, be employed by, or in any way advise or act for any business that competes with the Company Group (a) with respect to any products or services provided by any division or group within the Company Group in the year immediately preceding the Executive’s termination of employment with the Employer, and (b) within the national and international geographic markets served by any such division or group. This restriction shall also apply to any ownership or other financial interest in any such competing business except the ownership of less than 5% of the shares of any corporation whose shares are listed on a recognized stock exchange or trade in an over-the-counter market. The Executive acknowledges and agrees that this Section 3.03 could potentially apply to a geographic area coextensive with the Company Group’s global operations. For the avoidance of doubt, and without limitation, the following entities, among others, compete with the Company Group: Magna International Inc., Lear Corporation, Faurecia S.A., Toyota Boshoku Corp., DYMOS, Brose Fahrzeugteile GmbH & Co., Woodbridge Foam Corp., and Tachi-S Co., Ltd.
Section 3.04    Non-Solicitation. The Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, (a) solicit, induce or attempt to induce any individual who is, on the date of the Executive’s Separation from Service (or was, during the six-month period prior to the date of Separation from Service), employed by the Company Group in an e-band salaried position to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company Group; or (b) induce or attempt to induce any customer or investor (in each case, whether former, current, or prospective), supplier, licensee, or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between any such customer, investor, supplier, licensee, or business relation, on the one hand, and the Company Group on the other hand.

Section 3.05    Non-Disparagement. The Executive agrees that, following the Executive’s Separation from Service, the Executive shall not make any public statements that materially disparage the Company Group.
Section 3.06    Equitable Remedies. The Executive acknowledges that the Company Group would be irreparably injured by a violation of this Article III and the Executive agrees that the Company Group, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of this Article III. If a bond is required to be posted in order for the Company Group to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.
Section 3.07    Severability; Blue Pencil. The Executive acknowledges and agrees that the Executive has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope temporal duration and in all other respects. If it is determined that any provision of this Article III is invalid or unenforceable, the remainder of the provisions of this Article III shall not thereby be affected and shall be given full effect, without regard to the invalid or unenforceable portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Article III are invalid or unenforceable because of the duration, geographic scope or other limitation of such provision, then the duration, scope or other limitation of such provision, as the case may be, shall be modified to the minimum extent needed so that such provision becomes valid and enforceable, and in its modified form, such provision shall be enforced.
Section 3.08    Whistleblower Rights. Notwithstanding any provision of this Agreement to the contrary, the covenants set forth in this Article III are not intended to (a) interfere with the Executive’s right and responsibility to give truthful testimony under oath or to make truthful statements and provide information to a government agency, (b) prohibit the Executive from filing a charge or complaint with, making a report to, participating in any investigation or proceeding conducted by, or otherwise cooperating with a government agency, or (c) limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended, or any successor provision).
ARTICLE IV
TREATMENT OF EQUITY AWARDS UPON A CHANGE OF CONTROL
If the Executive is employed by the Employer immediately prior to a Change of Control, and either (a) the purchaser, successor or surviving corporation (or parent thereof) (the “Survivor”) fails to either assume all of the Executive’s outstanding equity awards without change, or fails to issue replacement awards with the same economic value and with similar terms and conditions, or (b) the Company or Survivor terminates the Executive’s equity awards in connection with the Change of Control, then the Executive’s equity awards will vest upon the Change of Control as follows:

(a)    Each award that vests on the basis of continued employment (without regard to the attainment of any performance goals) shall vest in full; and
(b)    Each award that pays out on the basis of the achievement of performance goals shall vest in full upon the Change of Control, with the payout amount determined by the Committee in its sole discretion. In making such determination, the Committee must take into account the extent to which the performance goals have already been achieved, or, if applicable, the trend at which the performance goals are being achieved.
All payments of cash and issuance of equity required hereunder shall be made as soon as practicable after, but in no event more than ninety (90) days following, the date of the Change of Control.
ARTICLE V
MISCELLANEOUS
Section 5.01    Survival. The obligations contained in Article III shall survive the expiration of this Agreement and shall be fully enforceable thereafter. In addition, the expiration of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the expiration of this Agreement, which rights and obligations will survive the expiration of this Agreement.
Section 5.02    Nonalienation of Benefits. None of the payments, benefits or rights of the Executive shall be subject to any claim of any creditor of the Executive, and the Executive shall not have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments that he or she may expect to receive, contingently or otherwise, under this Agreement.
Section 5.03    Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or by registered mail or overnight express courier service, (a) in the case of the Executive, addressed to him or her at the home address which he or she most recently communicated to the Company Group in writing, and (b) in the case of the Company Group, to the attention of the Executive Vice President and Chief Human Resources Officer of the Company at 49200 Halyard Drive, Plymouth, MI 48170, with a copy to the Chairperson of the Committee, sent to the same address.
Section 5.04    Contents of Agreement; Amendment. This Agreement sets forth the entire understanding between the parties hereto with respect to the severance benefits and supersedes any prior or other agreement or understanding between the parties with respect to such subject matter, including specifically any severance policy maintained by the Employer.
[For CEO agreement only: In consideration of the promises made in this Agreement, the Executive and the Company agree that the Employment Agreement, dated January 17, 2008, by and between Johnson Controls, Inc. and R. Bruce McDonald and the Change of Control Employment Agreement, dated September 25, 2012, by and between Johnson Controls, Inc. and R. Bruce McDonald (the “Prior Agreements”) (which agreements were assumed by the Company), shall be terminated effective immediately prior to the Effective Date. As a result of such termination, all of the rights or obligations of either party under the Prior Agreements shall be null and void and of no further force and effect as of the Effective Date, and none of those rights or obligations shall survive the termination of such agreements, notwithstanding any provision in such agreements to the contrary.
In addition, in consideration of the promises made in this Agreement, the Executive hereby releases all members of the Company Group and Johnson Controls, Inc. (and all of its affiliates), and all of their respective owners, agents, employees, directors, officers and all their predecessors, successors and assigns, from any and all claims, causes of action, damages, demands and recoveries of any kind, whether known or unknown, which Executive has, or ever has had, or ever in the future arising from or otherwise relating to the Prior Agreements.]
This Agreement may not be amended or modified at any time except by written instrument executed by the Company, the Employer and the Executive.
Section 5.05    No Contract of Employment. This Agreement shall not be construed as giving the Executive the right to be retained in the service of the Employer, and the Executive shall remain subject to discharge to the same extent as if this Agreement had never been executed.
Section 5.06    Severability of Provisions. Except as set forth in Section 3.07, if any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be deemed amended to the minimum extent necessary to permit such provision to be valid and enforceable, or if such deemed amendment is prohibited by law, then construed and enforced as if such provisions had not been included.
Section 5.07    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.
Section 5.08    Controlling Law; Venue. This Agreement shall be construed and enforced according to the internal laws of the State of Michigan, without reference to the choice of law provisions thereof. The Executive irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising under this Agreement, including without limitation, any action commenced by any member of the Company Group for preliminary and permanent injunctive relief or other equitable relief under Article III, may be brought in the United States District Court for the Eastern District of Michigan, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Michigan, (b) consents to be subject to the non-exclusive personal jurisdiction of any such court in any such suit, action or proceeding, and (c) waives any objection which the Executive may have to the laying of venue of any such suit, action or proceeding in any such court. The Employer is a Michigan limited liability company. The responsibilities of the Executive’s employment have substantial relation to the Employer’s business in Michigan.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ADIENT PLC

By:
Name:
Title:

ADIENT US LLC

By:
Name:
Title:

EXECUTIVE